Exhibit 99.2

Second-Quarter 2006 Results—Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter?

Oilfield Services pretax return on sales in the second quarter of 2006 was 27.2% versus 25.6% in the previous quarter.

Q2)	What is the capex guidance for 2006?

The Oilfield Services capex is expected to approach $2.1 billion for the full year 2006, an increase of 51% over 2005.

B)	WesternGeco

Q3)	What amount of multiclient surveys was capitalized in the second quarter of 2006?

WesternGeco capitalized $38 million of multiclient surveys in the second quarter.

Q4)	What multiclient sales were made in the quarter?

Multiclient sales, including transfer fees, were $147 million in the quarter.

Q5)	What is the capex guidance for 2006?

The 2006 WesternGeco capex is expected to reach $341 million, excluding $173 million of significantly pre-funded multiclient surveys, versus $205 million and $60 million respectively in 2005.

C)	Schlumberger Limited

Q6)	What was the Schlumberger pretax and after-tax return on sales, before minority interest, for the quarter?

Schlumberger pretax return on sales from continuing operations, before charges and credits, for the second quarter of 2006 was 25.3% compared to 24.1% in the first quarter of 2006.

Schlumberger after-tax, before minority interest, return on sales from continuing operations, before charges and credits, for the second quarter of 2006 was 19.4% compared to 18.1% in the first quarter of 2006.

Q7)	What was stock-based compensation expense for the second quarter of 2006 and what is it estimated to be for all of 2006?

Stock-based compensation expense for the second quarter of 2006 (including the impact of the adoption of SFAS 123R) was $28 million ($0.02 per share) versus $26 million in the first quarter of 2006.

Stock-based compensation expense in 2006 is currently estimated to be approximately $112 million ($0.09 per share) compared to $40 million in 2005. This increase reflects the full impact of the adoption of both SFAS 123 and SFAS 123R, as well as an increase in the fair value of stock-based awards due to the increase in Schlumberger stock price.

Q8)	How did net debt† increase during the quarter?

Net debt was $3.17 billion as of June 30, 2006, an increase of $2.37 billion in the quarter reflecting the $2.4 billion acquisition of Baker Hughes’ 30% share in WesternGeco.

†(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity.)

Q9)	What is included in Interest and Other Income?

Interest and Other Income for the second quarter of 2006 consisted of the following:

Interest Income	$29 million
Equity in net earnings of affiliated companies	$44 million
Loss on sale of investments related to acquisition of 30% minority interest held by Baker Hughes in WesternGeco	$(9) million

$64 million

Q10)	What were the changes in interest income and interest expense during the quarter?

Interest income of $29 million decreased $6.2 million sequentially but increased $5.7 million compared to the same quarter last year. Average return of 4.8% increased 0.8% sequentially and 1.5% year-on-year. Average investment balance of $2.5 billion decreased $1.1 billion sequentially and $425 million compared to the same quarter last year.

Interest expense of $61 million increased $13.6 million sequentially and $11.0 million from the same quarter last year. Average borrowing rates of 4.7% increased by 0.3% sequentially and by 0.2% over last year. Average debt balance of $5.3 billion increased $906 million sequentially and $776 million compared to the same quarter last year.

Q11)	What is the difference between Oilfield Services pretax income and the sum of the geographic areas?

The difference of $3.9 million in the quarter came from Oilfield Services headquarters projects and costs together with Oilfield Services consolidation eliminations.

Q12)	What is the difference between Schlumberger pretax income, before charges and credits and interest, and pretax income of the two business segments?

The $85 million pretax difference during the quarter included items such as corporate expenses, amortization of certain identifiable intangibles, interest on post-retirement benefits and stock-based compensation costs.

Q13)	How does Schlumberger compute basic and diluted EPS?

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by first adding back to net income the interest expense on the convertible bonds and then dividing this adjusted net income by the sum of unvested restricted stock units and weighted average number of common shares outstanding assuming dilution, the calculation of which includes the shares from the conversion of convertible bonds and assumes that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to purchase shares at the average market price for the period.

If adding the interest expense on the convertible bonds back to net income and including the shares from the assumed conversion of the convertible bonds has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible bonds are excluded from the calculation.

The shares from the potential conversion of the convertible bonds amount to 38 million and the interest expense on the convertible bonds was $7.2 million in the second quarter.

Q14)	What was the Schlumberger annualized Return On Capital Employed (ROCE†) for the quarter?

Annualized ROCE reached 34.3% in the second quarter of 2006 versus 34.1% in the first quarter of 2006 and 24.5% in the second quarter of 2005.

The acquisition of 30% minority interest of Baker Hughes in WesternGeco has resulted in a reduction of ROCE by 3.1%.

† ROCE is computed as [Net Income from continuing operations excluding charges and credits + Minority Interest + Interest Expense - Interest Income - Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

Q15)	What was the effective tax rate for the quarter?

The effective tax rate from continuing operations before charges and credits in the second quarter was 23.4% compared to 25.1% in the prior quarter. This sequential decline is primarily attributable to the country mix of profitability combined with the impact of positive developments in various tax issues in certain geographies in the second quarter. For the full year 2006, Schlumberger expects the ETR, before charges and credits, to be in the mid-twenties range.

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In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions except per share amounts)

	Second Quarter 2006
	Pretax	Tax	Min Int	Net	Diluted EPS
Income from Continuing Operations per Consolidated Statement of Income	$1,141.1	$278.4	$(5.8)	$856.9	$0.69
Add back Charges & Credits:
-WesternGeco in-process R&D charge	21.0	—	—	21.0	0.02
- Loss on sale of investments	9.4	—	—	9.4	0.01
- WesternGeco visa settlement	9.7	(0.3)	(3.2)	6.8	0.01
- Other in-process R&D charges	5.6	—	—	5.6	—

Income from Continuing Operations before charges & credits	$1,186.8	$278.1	$(9.0)	$899.7	$0.73

	Second Quarter 2006
Continuing operations	GAAP	Before Charges & Credits
Pretax return on sales	24.3%	25.3%
After tax before minority interest return on sales	18.4%	19.4%
Effective tax rate	24.4%	23.4%

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This document, the second quarter 2006 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products within each segment); oil and natural gas demand and production growth; operating margins; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; the adoption of SFAS 123R and stock-based compensation expense; the effects of the WesternGeco transaction; the Schlumberger stock buy-back program; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our second quarter 2006 earnings release, our most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.